Exhibit 10.1

CONFIDENTIAL

April 22, 2024

Blaize, Inc.

4370 Town Center Blvd, Suite 240

El Dorado Hills, CA 95762

Attention: Dinakar Munagala, Chief Executive Officer

Ladies and Gentlemen:

Reference is made to the (a) Amended and Restated Note Purchase Agreement, dated as of the date hereof (as may be amended and/or restated, the “Note Purchase Agreement”), by and among Blaize, Inc., a Delaware corporation (the “Company”), and certain lenders (each, a “Lender” and collectively, the “Lenders”) named on the Schedule of Lenders attached thereto and (b) the Warrant, dated as of the date hereof (the “Warrant”), issued by the Company to RT-AI I, LLC, a Delaware limited liability company (“RT-AI” and, together with its affiliates, the “RT Parties”). Capitalized terms used herein without definition have the same meanings given to such terms in the Note Purchase Agreement or the Warrant, as the case may be.

On the date hereof, (a) the RT Parties have agreed to become Lenders and to purchase $70.0 million in aggregate principal amount of Notes (the “RT Notes”) by executing a signature page to the Note Purchase Agreement and (b) the Company has issued to the RT Parties the Warrant entitling the RT Parties, upon surrender of the Warrant, to purchase shares of the Company’s capital stock, in each case pursuant to and in accordance with the terms and conditions set forth in the Note Purchase Agreement and Warrant, as the case may be and each as modified hereby. Such transactions are referred to herein as the “Company Investments.”

This letter agreement will confirm the agreement of the Company and the RT Parties that, pursuant to and effective as of the purchase by the RT Parties of the RT Notes and the issuance by the Company to the RT Parties of the Warrant, the Note Purchase Agreement and Warrant will be amended as set forth herein and the RT Parties will be entitled to the following contractual rights, in addition to any other rights specifically provided for in the Note Purchase Agreement and Warrant, as the case may be:

1.     RT Notes Funding. Notwithstanding anything to the contrary set forth in the Note Purchase Agreement, the RT Parties shall use reasonable best efforts to wire the $70.0 million used to fund the purchase of $70.0 million in aggregate principal amount of the RT Notes as promptly as practicable following the date hereof; provided that (a) the settlement of the purchase and sale of the $70.0 million in aggregate principal amount of the RT Notes shall take place no later than April 24, 2024 and (b) the RT Parties shall notify the Company in writing (email being sufficient) promptly upon receipt into their accounts of the $70.0 million to be used to fund the purchase of the RT Notes from the investors of the RT-AI. In addition, one or more RT Parties may elect to purchase up to $55.0 million of additional Notes (which, if so purchased, shall also constitute “RT Notes” for all purposes of this letter agreement) on a date that is no later than May 9, 2024. Each such settlement will be a Subsequent Closing for all purposes of the Note Purchase Agreement.

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2.     SPAC Conversion. So long as the RT Parties have provided to the Company federal reference numbers evidencing wire transfers to the Company of an amount sufficient to purchase at least $70.0 million in aggregate principal under the RT Notes on or prior to April 24, 2024, notwithstanding anything to the contrary set forth in the Note Purchase Agreement or the Warrant (including, but not limited to, Section 2.2(c) of the Note Purchase Agreement), following any SPAC Conversion, the RT Parties and, for the avoidance of doubt, their transferees or distributees will not be required to execute or become party to any lock-up or similar agreement restricting transfer or disposition by the RT Parties or, for the avoidance of doubt, their distributees of any securities of the Company or the entity that is the resulting public company in the SPAC Transaction if such entity is not the Company (the “Successor Entity”).

3.     Corporate Transaction. Notwithstanding anything to the contrary set forth in Section 2.2(d)(iii) of the Note Purchase Agreement, in the event of a Corporate Transaction prior to full payment or conversion of the Notes, a Next Equity Financing Conversion or a Maturity Conversion, the RT Notes shall be repaid, in respect of any such Corporation Transaction, in lieu of any other amounts otherwise due or payable, in cash in an amount equal to the greater of (a) the then accrued but unpaid interest plus one and a half (1.5) times the then outstanding principal due on the RT Notes and (b) (i) the per share consideration payable on account of Common Stock of the Company in such Corporate Transaction multiplied by (ii) the Number of RT Conversion Shares. For purposes of this paragraph 3, (x) the “Number of RT Conversion Shares” means the number of shares of Common Stock of the Company issuable upon conversion of the RT Notes, assuming such conversion occurs immediately prior to such Corporation Transaction (an “RT Corporate Transaction Conversion”), and will equal the quotient obtained by dividing (I) the outstanding principal and unpaid interest on the RT Notes by (II) the RT Conversion Price; and (y) the “RT Conversion Price” means the number obtained by dividing the Valuation Cap by the total number of shares of Common Stock outstanding immediately prior to such RT Corporate Transaction Conversion, calculated on a fully diluted pre-money basis, including shares issuable upon exercise or conversion of any outstanding options, warrants and convertible preferred stock, any shares authorized but unallocated under the Company’s equity incentive plans and any increase to the Company’s equity incentive plans in connection with such Corporate Transactions, but excluding any convertible promissory notes (including the Notes).

4.     Disclaimer of Intent to Register. So long as the RT Parties have provided to the Company federal reference numbers evidencing wire transfers to the Company of an amount sufficient to purchase at least $70.0 million in aggregate principal under the RT Notes on or prior to April 24, 2024, notwithstanding anything to the contrary set forth in Section 5.1(i)(ii) of the Note Purchase Agreement, following a SPAC Transaction, the Company or the Successor Entity will be obligated to effect the resale registration of the Registrable Securities (as defined below) pursuant to paragraph 7 of this letter agreement.

5.     Transfer of Securities. So long as the RT Parties have provided to the Company federal reference numbers evidencing wire transfers to the Company of an amount sufficient to purchase at least $70.0 million in aggregate principal under the RT Notes on or prior to April 24, 2024, notwithstanding anything to the contrary set forth in the Note Purchase Agreement or the Warrant (including, but not limited to, Section 5.2 of the Note Purchase Agreement), following a SPAC Transaction, the RT Parties and their distributees will not be subject to any restriction on transfer, distribution or other disposition of Securities or other securities of the Company, or securities of the Company or the Successor Entity issued on account of such Securities or other securities in such SPAC Transaction, it being understood that any such transfer, distribution or other disposition will be made in compliance with the registration requirements under the Act or pursuant to an available registration exemption.

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6.     “Market Stand-Off” Agreement. So long as the RT Parties have provided to the Company federal reference numbers evidencing wire transfers to the Company of an amount sufficient to purchase at least $70.0 million in aggregate principal under the RT Notes on or prior to April 24, 2024, notwithstanding anything to the contrary set forth in the Note Purchase Agreement or the Warrant, following a SPAC Transaction, in no event will Section 7.11 of the Note Purchase Agreement or Section 19 of the Warrant apply to the Conversion Shares (as defined in the Note Purchase Agreement) and Shares (as defined in the Warrant), or securities of the Company or the Successor Entity issued on account of such Conversion Shares or Shares in such SPAC Transaction, held by the RT Parties and, for the avoidance of doubt, their distributees.

7.     Registration Rights Agreement. So long as the RT Parties have provided to the Company federal reference numbers evidencing wire transfers to the Company of an amount sufficient to purchase at least $70.0 million in aggregate principal under the RT Notes on or prior to April 24, 2024, the Company and the RT Parties and, if requested by the RT Parties, BurTech Acquisition Corp. (or any other party to a SPAC Transaction) will agree to a form of registration rights agreement to be entered into and effective as of closing of a SPAC Transaction, as promptly as practicable after the date of this letter agreement and in any event within 14 calendar days of this letter agreement, providing for the registration under the Act of the resale of securities of the Company or the Successor Entity issued to the RT Parties on account of Conversion Shares (as defined in the Note Purchase Agreement) and Shares (as defined in the Warrant) in any SPAC Transaction and any other securities of the Company or the Successor Entity otherwise held by any RT Party (the “Registrable Securities” and the holders of Registrable Securities, the “Holders”). Such registration rights agreement will:

(a)    provide that the issuance of any securities of the Company or the Successor Entity to the RT Parties on account of Conversion Shares (as defined in the Note Purchase Agreement) and Shares (as defined in the Warrant) in any SPAC Transaction will be (i) registered on a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) in compliance with the Act and the rules and regulations promulgated thereunder, and such securities of the Company or the Successor Entity will not contain any restricted legend and (ii) if requested by the RT Parties to avoid short-swing trading liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exempted under Rule 16b-3 promulgated under the Exchange Act;

(b)    provide that, (i) as promptly as practicable following the completion of any SPAC Transaction and in any event within four (4) business days thereof, the Company or the Successor Entity in such SPAC Transaction will prepare and file with the SEC a registration statement on Form S-1 (or other appropriate form) (the “Resale Registration Statement”) covering the resale of all of the Registrable Securities (determined as of two business days prior to such filing) for an offering to be made on a continuous basis pursuant to Rule 415 under the Act and (ii) the Company or the Successor Entity in such SPAC Transaction will take reasonable best efforts to have such Resale Registration Statement declared effective by the SEC promptly as practicable following the filing with the SEC of the Resale Registration Statement;

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(c)    provide that the Resale Registration Statement will contain (unless otherwise directed by at the RT Parties) substantially the “Plan of Distribution” attached hereto as Annex A, which Plan of Distribution will, for the avoidance of doubt, permit the distributees of any Holder to receive securities of the Company or the Successor Entity that will not contain any restricted legend;

(d)    provide that the Company or the Successor Entity in such SPAC Transaction will use reasonable best efforts to keep such Resale Registration Statement continuously effective under the Act until the earlier of (i) the first date on which the Holders cease to hold any Registrable Securities and (ii) the date that all Registrable Securities covered by such Resale Registration Statement (A) have been sold thereunder or pursuant to Rule 144 under the Act, or (B) may be sold pursuant to Rule 144 under the Act without volume or manner-of-sale restrictions and without current public information (including pursuant to Rule 144(i)(2));

(e)    provide that, upon at least two (2) business day’s notice by any Holder that it intends to distribute Registrable Securities to its distributees, the Company or the Successor Entity will, on the effective date of such distribution, file a supplement to the prospectus in the Resale Registration Statement to name specifically any such distributee that may be deemed to be an “affiliate” of the Company or the Successor Entity or is a beneficial owner of 5% or more of the outstanding common stock of the Company or the Successor Entity as a selling stockholder (unless any such distributee objects to be so named) as selling stockholders in order to permit such distributees to use such prospectus to resell Registrable Securities;

(f)    provide that, in the case of a sale of Registrable Securities through a broker, placement agent or other sales agent (“Agent”), upon request by such Agent, the Company will enter into an indemnity agreement with such Agent to indemnify, to the extent permitted by law, such Agent against all losses, claims, damages, liabilities and out-of-pocket expenses resulting from any untrue or alleged untrue statement or omission of a material fact contained in or incorporated by reference in the Resale Registration Statement, in the form and substance reasonably acceptable to such Agent; and

(g)    contain such other customary terms (including customary underwritten takedown demand rights subject to meeting a minimum total offering amount) as will be reasonably agreed to by the Company and the RT Parties, it being understood that such registration rights agreement will be on terms no less favorable to the RT Parties and the distributees of any RT Party than any other registration rights agreement or similar agreement entered into (or that may be entered into) by the Company or the Successor Entity with other holders of securities of the Company or the Successor Entity that is effective following the closing of such SPAC Transaction.

The Company acknowledges and agrees that no RT Party or, for the avoidance of doubt, their transferees or distributees, will be required to enter into a Lock-Up Agreement (as defined in the Agreement and Plan of Merger, dated as of December 22, 2023 by and among BurTech Acquisition Corp., BurTech Merger Sub Inc., the Company and Burkhan Capital LLC, as amended) or any similar lock-up agreement in connection with any other SPAC Transaction.

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The parties hereto acknowledge and agree that, following a SPAC Transaction, the securities of the Company or the Successor Entity issued on account of Conversion Shares (as defined in the Note Purchase Agreement) and Shares (as defined in the Warrant) will not be subject to any restriction on transfer, distribution or other disposition, in each case subject to compliance with applicable securities laws. Subject to compliance with applicable securities laws, the Company will take all steps as may be reasonably requested by the RT Parties to facilitate the transfer, distribution or other disposition of such securities.

This letter agreement is solely for the benefit of the parties hereto, and will not be assignable by any party without the prior written consent of the other parties, except that (x) each of the RT Parties may assign to one or more affiliates of such RT Party and (y) the Company and each RT Party hereby designates each distributee of the RT Parties as a third-party beneficiary with the right to enforce this letter agreement. This letter agreement may not be amended except by the written agreement of the parties hereto.

This letter agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.

In the event of any conflict between the provisions of this letter agreement and the provisions of any other agreement among the Company or any RT Party, the parties hereto acknowledge and agree that the terms of this letter agreement will control.

This letter agreement may be amended, terminated or waived only with the written consent of the Company and the RT Parties. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together will constitute one agreement. A counterpart signature delivered by electronic transmission (including e-mail, pdf or DocuSign) will be considered an original signature.

[signature page follows]

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If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this letter.

Very truly yours,

RT-AI I, LLC
By: Rizvi Traverse CI Manager, LLC, as Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Title: Manager

Address:	801 Northpoint Parkway
Suite 129
West Palm Beach, FL 33407
Email:	legal@rizvitraverse.com
Phone:	248-594-4751

Accepted and Acknowledged:

BLAIZE, INC.

By:	/s/ Dinakar Munagala
Name: Dinakar Munagala
Title: Chief Executive Officer

BurTech Acquisition Corp. hereby consents to the contractual rights set forth herein for all purposes of the Merger Agreement:

BURTECH ACQUISITION CORP.

By:	/s/ Shahal Khan
Name: Shahal Khan
Title: Chief Executive Officer

ANNEX A

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to [______] shares of common stock, par value $0.0001 per share.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	through underwriters;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro-rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor- in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.